Exhibit 4.1

COLUMBIA CARE INC., AS ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

FIFTH SUPPLEMENTAL INDENTURE

Dated as of May 5, 2022

(i)

THIS FIFTH SUPPLEMENTAL INDENTURE dated as of May 5, 2022

BETWEEN:

COLUMBIA CARE INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”)

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).

WHEREAS the Issuer has entered into a trust indenture with the Trustee dated as of May 14, 2020 (the “Original Indenture”), as supplemented by a first supplemental trust indenture dated as of June 19, 2020 (the “First Supplemental Indenture”) and as supplemented by a second supplemental trust indenture dated as of June 29, 2021 (the “Second Supplemental Indenture”), a third supplemental indenture dated as of February 2, 2022 (the “Third Supplemental Indenture”) and a fourth supplemental indenture dated as of February 3, 2022 (the “Fourth Supplemental Indenture” and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”);

AND WHEREAS pursuant to Section 1.13(d) of the Indenture, the Issuer may amend the Indenture upon a Change in Accounting Principles;

AND WHEREAS, a Change in Accounting Principles occurred on March 31, 2022;

AND WHEREAS this Fifth Supplemental Indenture is entered into for the purposes of giving effect to amendments contemplated by Section 1.13(d) of the Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITION AND INTERPRETATION

Section 1.1    To Be Read With Indenture.

This Fifth Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this Fifth Supplemental Indenture will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this Fifth Supplemental Indenture shall prevail to the extent of the inconsistency. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

ARTICLE 2

CHANGES IN ACCOUNTING PRINCIPLES

Section 2.1    Replacement of references to IFRS.

(1)	Section 1.1 of the Indenture shall be amended to remove the definition of “IFRS”.

(2)	The Indenture shall be amended to remove each reference to “IFRS” in the Indenture and replace such references with “GAAP”.

(3)

Notwithstanding any other term of the Indenture, the Issuer is hereby authorized to prepare and deliver any Financial Reports required to be prepared and delivered by the Issuer under the Indenture in accordance with GAAP (including for greater certainty, the Issuer’s reporting obligations in Section 7.5 of the Indenture).

Section 2.2    Amendments to Financial Terms

(1)

In respect of the Original Indenture, Second Supplemental Indenture, and Third Supplemental Indenture only and with respect to the 2023 Notes, 2023 Convertible Notes or the 2025 Convertible Notes only (and for greater certainty not with respect to the Fourth Supplemental Indenture or the 2026 Notes), Section 1.1 of the Indenture shall be amended to remove the definition of “Consolidated EBITDA” applicable to the 2023 Notes, 2023 Convertible Notes, and 2025 Convertible Notes and replace it with the following:

““Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)

an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(c)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)

Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(e)

depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(f)

severance costs, restructuring costs, asset impairment charges and acquisition transition services costs, provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus

(g)

the settlement amounts relating to the settlement of any claims against the Issuer or any of its Restricted Subsidiaries, in an amount not to exceed $10.0 million for any four fiscal quarter period; plus

(h)

the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) shall not exceed of Consolidated EBITDA for any four fiscal quarter period (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i)

the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 20% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j)

all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(k)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other noncash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.”

(2)

In respect of the Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, 2023 Convertible Notes or the 2025 Convertible Notes), Section 1.1 of the Indenture shall be amended to remove the definition of “Consolidated EBITDA” applicable to the 2026 Notes and replace it with the following:

““Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, and without duplication:

(a)

an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(c)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)

Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(e)

depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(f)

severance costs, restructuring costs, asset impairment charges and acquisition transition services costs, provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus

(g)

the settlement amounts relating to the settlement of any claims against the Issuer or any of its Restricted Subsidiaries, in an amount not to exceed $25.0 million for any four fiscal quarter period; plus

(h)

the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) shall not exceed 10% of Consolidated EBITDA for any four fiscal quarter period (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i)

the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 20% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j)

all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(k)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.”

ARTICLE 3

MISCELLANEOUS

Section 3.1    Acceptance of Trust.

The Trustee accepts the trusts in this Fifth Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Fifth Supplemental Indenture and in accordance with the Indenture.

Section 3.2    Confirmation of Indenture.

The Indenture as amended and supplemented by this Fifth Supplemental Indenture is in all respects confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent therein provided.

Section 3.3    Effective Date

This Fifth Supplemental Indenture shall take effect upon the date first above written.

Section 3.4    Counterparts.

This Fifth Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.

[Signature Page Follows]

IN WITNESS OF WHICH this Fifth Supplemental Indenture has been duly executed by the Issuer and the Trustee.

Dated as of the date first written above.

COLUMBIA CARE INC.

Per: (signed) “Nicholas Vita”
Nicholas Vita
Chief Executive Officer

ODYSSEY TRUST COMPANY

Per: (signed) “Dan Sander”
Dan Sander
VP, Corporate Trust

Per: (signed) “Amy Douglas”
Amy Douglas
Director, Corporate Trust

[Signature page to Fifth Supplemental Indenture]